Exhibit 10.2
13 - I US Stock Option Award Agreement

NOTICE OF GRANT OF NONQUALIFIED STOCK OPTION AWARD
PPG INDUSTRIES, INC.
OMNIBUS INCENTIVE PLAN
FOR GOOD AND VALUABLE CONSIDERATION, PPG Industries, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company's Omnibus Incentive Plan, as amended from time to time (the “Plan”), to the Optionee designated in this Notice of Grant of Nonqualified Stock Option Award (the “Notice”) an option (the “Option”) to purchase the number of shares of the Common Stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Nonqualified Stock Option Award (collectively, the “Agreement”).

Optionee:	[Full Name]
Date of Grant:	[Date of Grant]
Number of Shares Granted:	[Quantity Granted]
Exercise Price Per Share:	$[Grant Price]
Vesting Date:	[Vesting Date]
Expiration Date:	[Expiration Date]
Option Term:
The Option may be exercised during the period beginning on the Vesting Date (as set forth above) and ending inclusive on the Expiration Date (as set forth above). Upon a Participant's Termination of Service, exercise of the Option shall be subject to the provisions described in paragraph 6 of the Terms and Conditions.

PPG Industries, Inc.

                                /s/ J. Craig Jordan
By:  J.Craig Jordan, Vice President, Human Resources

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION AWARD

The purpose of this Agreement is to evidence the grant by the Company to the Optionee of an Option pursuant to the PPG Industries, Inc. Omnibus Incentive Plan, as amended from time to time (the “Plan”). For purposes of the Notice of Grant of Nonqualified Stock Option Award to which these Terms and Conditions are attached (the “Notice”) and these Terms and Conditions (collectively, the “Agreement”).

1. Incorporation by Reference. The capitalized terms used and not otherwise defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan, the text of which is set forth in the Prospectus dated August 1, 2011, concerning the Plan. The Plan is incorporated herein by reference.

2. Grant. The Company hereby grants to the Optionee the right and option to purchase the number of shares of the Common Stock of the Company set forth in the Notice, on the terms and conditions herein set forth or incorporated by reference.

3. Exercise Price. Subject to adjustment as provided in Section 11.07 of the Plan, the Exercise Price of the shares subject to the Option is set forth in the Notice, which is the Fair Market Value of a share of Common Stock on the Date of Grant.

4. Option Term. Subject to paragraphs 6 and 7 of these Terms and Conditions, the Option may be exercised as to any or all shares subject to the Option, at any time or from time-to-time, during the period beginning on the Vesting Date (as defined in the Notice) and ending on the Expiration Date (as defined in the Notice), subject to earlier termination as provided herein.

5. Exercise of Option

(a) The Option may be exercised by the Optionee giving written notice (in such form as may be approved by the Committee) to the Company specifying the number of shares to be purchased. Notwithstanding the other provisions of this Agreement, no Option exercise or issuance of shares of Common Stock pursuant to this Agreement shall be effective if (i) the shares reserved under the Plan are not subject to an effective registration statement at the time of such exercise or issuance, or otherwise eligible for an exemption from registration, or (ii) the Company determines in good faith that such exercise or issuance would violate any applicable Company policy or any securities or other law or regulation. By accepting this Option, the Optionee agrees not to sell any of the shares of Common Stock received under this Option at a time when the applicable laws or Company policies prohibit a sale.

(b) Unless otherwise determined by the Committee, the Exercise Price of an Option may be paid either (i) by delivery to the Company on the date of exercise (or on such later date as the Vice President, Human Resources or his or her successor may permit) of cash or a check in an amount equal to the Exercise Price, (ii) except for any portion of the Exercise Price which cannot be paid in whole shares which portion will be paid in cash, by delivery to the Company on the next business day following the date of exercise (or on such later date as the Vice President, Human Resources or his or her successor may permit) of certification of ownership of shares of Common Stock with a Fair Market Value on the date of exercise equal to the Exercise Price (such transaction hereinafter referred to as a “Stock Swap”), (iii) by such methods in accordance with such procedures as may be authorized or permitted by the Committee from time to time (e.g., a cashless exercise program) or (iv) by a combination of (i), (ii) and (iii), in the discretion of the Optionee.

(c) Shares used by an Optionee to initiate a Stock Swap may only be shares owned in the following ways:

(i) In the Optionee's name (including shares of restricted stock issued pursuant to an award to the Optionee); or

(ii) In the Optionee and the Optionee's spouse's name; or

(iii) In a street account, provided that ownership is certified by the broker as being in the Optionee or in the Optionee and spouse; or

(iv) In a revocable trust in the Optionee's name, provided that beneficial ownership is certified by the trustee as being in the Optionee or in the Optionee and spouse.

(d) As soon as practicable after receipt by the Company of the required notice and payment in full of the Exercise Price (as well as any applicable Tax-Related Items as defined in paragraph 5(e)) for the shares purchased, a certificate or certificates representing the shares to be acquired by the Optionee shall be issued to the Optionee; provided that any certificate(s) for the shares purchased may be retained by the Company or its stock transfer agent or kept in a book-entry account by its stock transfer agent or may have such restrictive legends imprinted thereon prohibiting the transfer of such certificate(s) for such period as may be prescribed by the Committee. Subject to the foregoing, the Optionee shall have the rights of a shareholder with respect to such shares on the date the shares are delivered to the Optionee.

(e) Regardless of any action the Company and/or the Subsidiary employing the Optionee (the “Employer”) take with respect to any or all income tax (including U.S. federal, state, and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to Optionee's participation in the Plan and legally applicable to Optionee or deemed by the Company or the Employer to be an appropriate charge to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee's responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting and exercise of the Option, the conversion of the Option into shares, the subsequent sale of any shares acquired pursuant to the Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee's liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to any relevant taxable or tax withholding event, as applicable, the Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, to satisfy the Tax-Related Items obligation by withholding otherwise deliverable shares of Common Stock. In addition, the Optionee authorizes the Company and/or the Employer, in their sole discretion and pursuant to such procedures as the Company may specify from time to time, to withhold any Tax-Related Items by one or more of the following means: (i) withholding from the proceeds of the sale of shares of Common Stock acquired upon the exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee's behalf pursuant to this authorization); and/or (ii) withholding from any wages or other cash compensation paid to the Optionee by the Company and/or the Employer. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding a number of shares as described herein, the Optionee shall be deemed, for tax purposes only, to have been issued the full number of shares of Common Stock subject to the exercised portion of the Option, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option. The Optionee shall pay to the Company and/or the Employer any amount of Tax-Related Items that is required to be withheld or accounted for in connection with the Option that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Optionee any shares of Common Stock pursuant to the Option if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

(f) The date of exercise shall be the date the required notice is received by the Company or designee; provided, however, that if payment in full is not received by the Company as described herein or as otherwise permitted by the Committee, such notice shall be deemed not to have been received.

6. Termination of Option. Unless the Committee shall determine otherwise, the Option shall immediately expire and will no longer be exercisable at the time the Optionee ceases to be employed by the Company or a Subsidiary.  The preceding sentence notwithstanding, if the Optionee's employment with the Company terminates prior to the

Expiration Date but on or after the first anniversary of the Date of Grant, because of retirement, disability, job elimination (each as determined in the Committee's sole discretion) or death, the Option will not immediately expire and may be exercised at any time from the date of termination through the Expiration Date, subject to the following restrictions or terms:

(i)    in the case of Optionee's termination due to retirement (as determined in the Committee's sole discretion) prior to the Vesting Date, the Option will become exercisable in full on the Vesting Date (or, if earlier, on Optionee's death prior to the Vesting Date) as if the Optionee's employment continued through the Vesting Date; and

(ii)    in the case of Optionee's termination due to disability, job elimination (each as determined in the Committee's sole discretion) or death, the Option will be deemed fully and immediately exercisable upon Optionee's termination.

7. Forfeiture. Notwithstanding any other provisions herein, the Optionee, by execution of this Agreement, agrees and acknowledges that in return for the Option granted by the Company herein, the following continuing conditions shall apply:

(a) If at any time within (i) the term of this Option or (ii) within one (1) year after the Optionee exercises any part of this Option, whichever is latest, the Optionee engages in any activity in competition with any activity of the Company or any of its Subsidiaries, or contrary or harmful to the interests of the Company or any of its Subsidiaries, including, but not limited to: (A) conduct related to the Optionee's employment for which either criminal or civil penalties against the Optionee may be sought, (B) violation of Company (or Subsidiary) code of ethics or similar policy;, (C) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company or any of its Subsidiaries, including employing or recruiting any present, former or future employee of the Company or any of its Subsidiaries, (D) disclosing or misusing any confidential information or material concerning the Company or any of its Subsidiaries, or (E) participating in a hostile takeover attempt, then (1) this Option shall terminate effective as of the date on which the Optionee enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and (2) any “Option Gain” realized by the Optionee from exercising all or any portion of this Option within one (1) year prior to the Optionee entering into such activity shall be paid by the Optionee to the Company. “Option Gain” shall mean the gain represented by the Fair Market Value on the date of exercise over the Exercise Price, multiplied by the number of shares purchased, without regard to any subsequent market price decrease or increase.

(b) By accepting this Agreement, the Optionee consents to a deduction from any amounts the Company or any of its Subsidiaries owes the Optionee from time to time (including amounts owed to the Optionee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Optionee by the Company or any of its Subsidiaries), to the extent of the amounts owed to the Company by the Optionee under paragraph 7(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Optionee owes it, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company.

(c) The Optionee may be released from the Optionee's obligations under paragraphs 7(a) and 7(b) above only if the Committee (or its duly appointed agent) determines, in its sole discretion, that such action is in the best interests of the Company.

8. Acceleration of Vesting. In the event that, during the Change in Control Period (as hereinafter defined), the Optionee is subject to an Involuntary Termination (as hereinafter defined), then the Option shall become fully vested and immediately exercisable as of such date. If the Optionee is a party to a Change in Control Employment Agreement with the Company (a “Change in Control Agreement”), “Change in Control Period” for purposes of this Agreement shall have the meaning ascribed to the term “Employment Period,” as defined in the Change in Control Agreement, and if the Optionee is not a party to a Change in Control Agreement, the term shall mean the period commencing on the date of a Change in Control (as defined in the Plan) and ending on the earlier of the Optionee's date of Retirement and the third anniversary of the effective date of the Change in Control. “Retirement” for purposes of this paragraph 8 shall mean the Executive's termination of employment on or after (i) with respect to a participant in the PPG Industries, Inc. Retirement Income Plan, an Executive's “normal retirement date” as defined in the PPG Industries, Inc. Retirement Income Plan, provided such termination is voluntary, (ii) with respect to any

Executive that the Company may subject to compulsory retirement under the Age Discrimination in Employment Act (29 U.S.C. § 621 et. seq.) (ADEA) as a “bona fide executive or a high policy maker,” such Executive's “normal retirement date,” (iii) with respect to a participant in the PPG Industries Defined Contribution Retirement Plan, the Executive's Social Security normal retirement date, provided that such termination is voluntary, or, (iv) with respect to a participant for whom the provisions in (i) through (iii) are not applicable, the Executive's attainment of age sixty-five (65), provided the termination is voluntary.

“Involuntary Termination” for purposes of this Agreement shall mean, if the Optionee is a party to a Change in Control Agreement, a termination of the Optionee's employment that gives rise to payments and benefits under Section 6 of the Change in Control Agreement, and if the Optionee is not a party to a Change in Control Agreement, shall mean a termination by the Company for any reason other than Cause, death or Disability (as the terms are hereinafter defined). “Cause” for purposes of an Optionee who is not a party to a Change in Control Agreement shall have the same meaning as that term is defined in the Optionee's offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Committee in good faith: (i) engaging in any act, or failing to act, or misconduct that is injurious to the Company or its Subsidiaries; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of (or entering a plea of guilty or nolo contendere to) a criminal offense (other than a minor traffic offense); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or a Subsidiary; (v) material breach of any term of any agreement between the Optionee and the Company or a Subsidiary relating to employment, consulting or other services, confidentiality, intellectual property or non-competition; (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or a Subsidiary requiring the removal from any office held by the Optionee with the Company or prohibiting or materially limiting the Optionee from participating in the business or affairs of the Company or any Subsidiary. “Disability” for purposes of this Agreement shall mean disability which, after the expiration of more than 52 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers.

9. Nontransferability. The Option is not transferable by the Optionee except by will or the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Further, the Option shall be exercisable during the Optionee's lifetime only by the Optionee personally (or the Optionee's personal representative). Upon any attempt to effect any such disposition, or upon the levy of any such process, the Option shall immediately become null and void and the Option shall be forfeited. The Optionee's Beneficiary may exercise the Optionee's rights to the extent they are exercisable under the Plan following the death of the Optionee. Notwithstanding the foregoing, the Committee may grant Options that are transferable, without payment of consideration by the Optionee, to immediate family members of the Optionee or to trusts or partnerships for such family members, and the Committee may also amend outstanding Options to provide for such transferability.

10. Irrevocability. The rights and Option granted hereby may not be rescinded, modified, canceled or otherwise affected by the Company, except as provided herein (whether expressly or by incorporation by reference), without the written consent of the Optionee.

11. Choice of Law; Entire Agreement; Venue. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to any choice of law principles. The Notice, these Terms and Conditions and the Plan contain all terms and conditions with respect to the subject matter hereof.

For purposes of litigating any dispute that arises under the Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or other federal courts for the United States for the Western District of Pennsylvania, and no other courts, where this Option grant is made and/or to be performed. The parties agree that, if suit is filed in Allegheny County courts, application will be made by one or both parties, without objection, to have the case heard in the Center for Commercial and Complex Litigation of the Court of Common Pleas of Allegheny County.

12. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

14. Notices. All notices provided for herein shall be in writing and, if to the Company, shall be delivered to the Treasurer of the Company or mailed to its principal office, One PPG Place, Pittsburgh, Pennsylvania 15272, addressed to the attention of the Treasurer, and, if to the Optionee, shall be delivered personally or mailed to the Optionee at the address appearing in the payroll records of the Company or a Subsidiary. Such addresses may be changed at any time by written notice to the other party.

15. Prospectus. By execution of this Agreement, the Optionee acknowledges receipt of the Prospectus dated August 1, 2011 concerning the Plan.

16. Nonqualified Status. This Option shall, under no circumstances, be treated as an incentive stock option under Section 422 of the Code.

17. Further Assurances. The Optionee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice, this Agreement and the Plan.

18. Capitalization Adjustments. The number of shares of Common Stock subject to the Option is subject to adjustment as provided in Section 11.07(a) of the Plan. The Optionee shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Optionee.

19. Option Confers No Rights to Continued Employment. Nothing contained in the Plan or this Agreement shall give the Optionee the right to be retained in the employment of the Company or any Subsidiary or affect the right of any such employer to terminate the Optionee's employment.

20. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Optionee's consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21. Code Section 409A. It is the intent that the grant, vesting and/or exercise of the Option set forth in this Agreement shall be exempt from the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all grants, vesting and exercises provided under this Agreement are made in a manner that is exempt from Section 409A of the Code; provided, however, that the Company makes no representation that the Option provided under this Agreement will be exempt from and/or comply with Section 409A of the Code.

22. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee's participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

By accepting below, the Optionee agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement.

PPG Industries, Inc.

/s/ J. Craig Jordan
By:  J. Craig Jordan, Vice President, Human Resources

I Accept                I Do Not Accept